Exhibit 21

PUBLIX SUPER MARKETS, INC.

Subsidiaries of the Registrant

Publix Alabama, LLC (filed in Alabama)

Publix Asset Management Company (filed in Florida)

PublixDirect, LLC (filed in Florida)

Publix Tennessee, LLC (filed in Florida)

Crispers, LLC (filed in Florida)

Lone Palm Golf Club, LLC (filed in Florida)

Morning Song, LLC (filed in Florida)

PTO, LLC (filed in Florida)

Real Sub, LLC (filed in Florida)